AuthentiDate Announces Further Developments with
United States Postal Service

Schenectady, NY–October 11, 2005–AuthentiDate Holding Corp. (NASDAQ:ADAT) today announced that it has received a third notice from the United States Postal Service confirming that the Company continues to fail to attain the performance metrics required by the Strategic Alliance Agreement. However, the USPS also stated that it has elected not to terminate the agreement at this time and will continue to fulfill its obligations under the agreement as long as it remains in effect.

The Strategic Alliance Agreement designates Authentidate as the preferred provider of the USPS Electronic Postmark® (EPM) service. At the time the agreement was signed, the parties agreed on certain performance metrics which, as previously reported, had not been attained. The parties have been discussing a new arrangement since last year but, as yet, have reached no agreement on a new arrangement.

As previously reported, in May, 2005, Authentidate was notified by the United States Postal Service that it has failed to attain the revenue metrics required by the Strategic Alliance Agreement for the period of February 2005 through April 2005. At the time, the Postal Service also advised that it intends to exercise its right to terminate the Strategic Alliance Agreement if Authentidate is unable to cure this default. By letter dated October 5, 2005, the Postal Service informed Authentidate that although, by its terms, it can terminate the agreement immediately, it had chosen not to terminate at this time and will continue to honor its obligations.

“We are gratified that the Postal Service has elected not to terminate the Strategic Alliance Agreement at this time, and instead has chosen to continue discussions with the Company. Of course we continue to work with the Postal Service to address the emerging market for the USPS EPM service.” stated Suren Pai, Authentidate’s President and Chief Executive Officer. Mr. Pai went on to state “The US Postal Service has taken a pioneering role in the development of an electronic postmark, and we have demonstrated early market traction recently, following our shift to a solutions-based commercialization approach earlier this year. We continue to believe that with persistent innovation around services and applications incorporating the USPS EPM, we could generate significant market momentum for this electronic service.”

Authentidate intends to continue to discuss modifications to the Strategic Alliance Agreement with the Postal Service. No assurances, however, can be given that Authentidate will reach a mutually acceptable agreement with the Postal Service or that the Postal Service will not terminate the agreement at any time.

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About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company which operates its software and services businesses in three segments: the Security Software Solutions Segment (fka Authentidate Segment, including AuthentiDate, Inc., Trac Medical Solutions, Inc. and Authentidate International AG), the Document Management Solutions Segment (fka Docstar Division) and the Systems Integration Segment (fka DJS). The Company is a worldwide provider of secure enterprise workflow management solutions that incorporate its proprietary and patent pending content authentication technology. AuthentiDate’s offerings include the United States Postal Service Electronic Postmark Service (USPS EPM®), electronic signing solutions, and electronic forms processing solutions. AuthentiDate also provides secure document management solutions, and enterprise network security products and services.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Investor Contact:	John A. Stiles John A. Stiles & Associates, L.L.C. 314-994-0560

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